UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2005

Mercury Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043

(Address of Principal Executive Offices)

(650) 603-5200

(Registrant’s Telephone Number, Including Area Code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Long-Term Incentive Plan.

On February 11, 2005, the Compensation Committee of the Company’s Board of Directors (the “Committee”) amended the Mercury Long-Term Incentive Plan (the “LTIP”), which was previously approved by the Committee on December 15, 2004, to provide for payment of the target amount of outstanding awards under the LTIP for individuals covered by the Company’s form of change of control agreement, including each of our named executive officers, in the event of an involuntary termination within 18 months after a change of control at which time the performance period for the award has not been completed.

Employment Agreement with Chief Executive Officer.

On February 11, 2005, the Company entered into an Employment Agreement (the “Agreement”) with Amnon Landan, its chief executive officer. The Agreement has a term through December 31, 2007, subject to automatic one-year renewals unless the Company or Mr. Landan elects to terminate the Agreement. Mr. Landan will receive an initial annual base salary of $750,000 and will be eligible for an annual performance bonus with a target of 100% of his base salary. Mr. Landan will be eligible to participate in the Company’s benefit plans that are available to Company’s other executives, including the LTIP.

If during the term of the Agreement, Mr. Landan’s employment ends because of an involuntary termination (as described below), he will receive the following benefits:

•	A severance payment equal to 75% of his annual base salary and target bonus;

•	Present value lump sum payment of his long-term service bonus (as described below but based on actual years of service at the time of termination) (which is currently estimated to cost approximately $1.8 million if his employment was terminated now);

•	36 months of Company-paid health care coverage;

•	Pro-rated target bonus for the year of termination;

•	24 months’ accelerated vesting of his stock options or other equity awards;

•	12 months to exercise any options granted after the date of the Agreement or any options that have exercise prices above the fair market value of the Company’s stock on the date of the Agreement;

•	Any outstanding award under the LTIP will become fully vested (or, for any award for which the performance period has not been completed, a pro rata portion of the award will become vested).

In the event the involuntary termination occurs (or Mr. Landan dies) within 18 months after a change of control of the Company, Mr. Landan will receive all of the severance benefits described above, except that all of his stock options will become fully vested and his severance payment will be equal to 175% of his annual base salary and target bonus. In addition, in accordance with the terms of the amended LTIP, any awards for which the performance period has not been completed, the award will be payable based on the target amount. The provisions of Mr. Landan’s change of control severance benefits related to his service bonus and his equity and LTIP awards will continue in effect if the Company elects not to renew the Agreement.

Mr. Landan began service with the Company in 1989. After completion of an additional 5 years of service with the Company (measured from January 1, 2005, the beginning of the term of the Agreement), Mr. Landan will be entitled to received a special long-term service bonus in the event of his departure from the Company for any reason (including death or disability) other than an involuntary termination for cause, regardless of whether the Agreement remains in effect at time of termination of employment. This service bonus would provide a payment equal to the present value of an annual 10-year benefit, with the annual benefit equal to 1% times his years of service (measured from his initial hire date but no more than 25 years) times his salary and bonus (based on the highest average annual salary and bonus during a recent 5-year period but a minimum of $1.5 million). If there is a change of control of the Company, the service bonus will be funded by a grantor trust. Mr. Landan would also receive 36 months of Company-paid health care coverage upon such a termination of employment.

The severance benefits under the Agreement are conditioned on Mr. Landan executing a general release of claims against the Company and on Mr. Landan’s compliance with an agreement not to solicit the Company’s employees or engage in certain competitive activities during the 12-month period after his termination of employment.

An “involuntary termination” includes the following:

•	the Company’s termination of Mr. Landan’s employment for any reason other cause;

•	the termination of Mr. Landan’s employment by reason of his disability; or

•	Mr. Landan’s resignation within 180 days following: (i) a material reduction in the scope of his duties and responsibilities (including, after a change of control of the Company, the cessation of his service as the chief executive officer of a public company), (ii) a change in his level of reporting so that he no longer directly reports to the Board of Directors; (iii) a reduction in his aggregate base salary and target bonus by more than 10% (unless substantially all of the Company’s executive officers have agreed to the same reduction); (iv) a relocation of his principal place of employment by more than 50 miles; (v) the failure of the Company to renew the term of the Agreement; (vi) the failure by the Company to obtain the assumption of its obligations under the Agreement by any successor entity; or (vii) a material breach by the Company (and failure to cure the breach within 60 days of written notice from him) of any of its obligations under the Agreement.

The foregoing descriptions of the Long-Term Incentive Plan and the Employment Agreement do not purport to be complete and are qualified in their entirety by reference to such documents, copies of which will be filed as exhibits to the Company’s periodic reports.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2005	MERCURY INTERACTIVE CORPORATION

	By:	/s/ Susan J. Skaer
	Name:	Susan J. Skaer
Vice President, General Counsel and Secretary